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                                                                   EXHIBIT 10.41

                                                      EFFECTIVE DATE:  01/06/04

                  EXECUTIVE INCENTIVE COMPENSATION PLAN POLICY

The Superconductor Technologies Inc. Executive Incentive Compensation Plan ("Plan") is established to provide additional incentive for executive personnel who influence the profitability of the Company.

ADMINISTRATION

The Plan is administered by the CEO/President, on behalf of the Compensation Committee of the Board of Directors.

The Plan, in its entirety, and each individual award, is approved by the Board of Directors, following the recommendations of the Compensation Committee on an annual basis.

WHO IS ELIGIBLE

The Plan establishes a participating group of employees ("Executive Group") comprised of senior managers of the Company. The Compensation Committee, in its sole discretion, shall determine each year the identity of employees assigned to the Executive Group. The Committee may add additional persons to, and remove persons from, the Executive Group during each calendar year. The calendar/fiscal year must be completed by any employee in order to be eligible for the incentive payment. An employee who voluntarily resigns in the first quarter of the following year will receive their incentive payment. Participants who work only a partial year due to being hired after January 1, will have their incentive payments pro-rated. A person who joins the Company after September 30 will not be eligible to participate in the Plan until the following year. A person whose employment by the Company is terminated for any reason other than death shall not participate in the Plan for the calendar year of termination.

DETERMINATION OF INCENTIVE PAYMENTS

The Plan is predicated on awarding an incentive payment based on achievement of individual objectives/goals as agreed upon for the applicable calendar/fiscal year of the Company. For the Plan to apply at all, the Company must achieve a minimum performance, as determined by the Board of Directors.

Each plan participant will be assigned a "target incentive" as a percentage of his/her base salary. Actual awards will be within the range of 0 to 200 percent of target, based on the Company's performance and the individual's performance. For 2003, 75% of the Target


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Incentive Opportunity will be based on the achievement of business plan achievement and 25% on the achievement of personal objectives.

The Compensation Committee and the Board in their sole discretion will determine the actual level of performance of the Company and the individual, and decide on the awards for all participants.

At the beginning of the year, those employees who are included as plan participants in the Executive Group will receive a copy of the Plan, along with Attachment I. Their goals for that year will be mutually agreed upon with their manager. Their signature on one copy, to be placed in their personnel file, indicates acceptance of their goals and knowledge of the Plan for the calendar/fiscal year.

Distribution of incentive payments normally shall be made as soon after the end of the calendar/fiscal year of the Company as practicable, not to exceed Q1 of the following year.

CONTINUITY OF THE PLAN

Although it is the present intention of the Company to continue the Plan in effect for an indefinite period of time, the Company reserves the right to terminate the Plan in its entirety as of the end of any calendar/fiscal year of the Company to modify the Plan as it exists from time to time, provided that no such action shall adversely affect any incentive payments previously awarded under the Plan.

NOTICES

Any notice required or permitted to be given by the Company or the Compensation Committee(s) pursuant to the Plan shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the participant, his or her heirs, executors, administrators, successors, assigns or transferees, at the last address shown for the participant on the records of the Company or subsequently provided in writing to the Company.

MISCELLANEOUS PROVISIONS

1. No incentive payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any incentive payment under the Plan.


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2. Nothing contained herein will confer upon any participant the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with any participant without regard to the existence of the Plan.

3. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any incentives hereunder. No participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive an incentive under the Plan and any such participant or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.


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                                  ATTACHMENT 1

                             ANNUAL INCENTIVE            POTENTIAL INCENTIVE
POSITION                       OPPORTUNITY                   OPPORTUNITY
--------                     ----------------            -------------------

President & CEO                    50%                         0-200%

Sr. Vice President                 40%                         0-200%

Vice Presidents                    30%                         0-200%

Directors                          20%                         0-200%